For Immediate Release
February 23, 2017

Southwest Gas Holdings Increases the Quarterly Common Stock Dividend
and Declares Second Quarter 2017 Dividend

LAS VEGAS – The Board of Directors for Southwest Gas Holdings, Inc. (NYSE:  SWX) has increased the quarterly common stock dividend from $0.45 per share to $0.495 per share and has declared the following second quarter cash dividend:

Common Stock
Payable	June 1, 2017
Of Record	May 15, 2017
Dividend	$0.495 per share

The dividend equates to $1.98 per share, an 18 cent or 10 percent increase, on an annualized basis.  The Company has paid quarterly dividends continuously since going public in 1956, and has raised its dividend each year since 2007.  President and Chief Executive Officer John Hester noted, “We are pleased that the Company’s strong operating performance and financial condition have positioned us to again increase the dividend.  Dividend increases are necessary to facilitate competitive and reasonable returns for our shareholders.  When setting the dividend rate, the Board’s policy is to target a dividend payout ratio that is competitive in the industry (55‑65%) while maintaining strong credit ratings and the ability to fund future capital expenditures."

Southwest Gas Holdings has two business segments:

Centuri Construction Group, Inc. is a comprehensive construction services enterprise dedicated to meeting the growing demands of North American utilities, energy, and industrial markets.  Centuri derives revenue from installation, replacement, repair, and maintenance of energy distribution systems, and developing industrial construction solutions primarily for energy services utilities.

Southwest Gas Corporation provides safe and reliable natural gas service to nearly two million customers in Arizona, Nevada, and California.

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Southwest Gas Holdings, Inc. – Add 1
February 23, 2017

Forward-Looking Statements:  This press release may contain statements which constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (Reform Act).  All such forward-looking statements are intended to be subject to the safe harbor protection provided by the Reform Act.  A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements.  These factors include, but are not limited to, future operating results, the effects of regulation/deregulation, the timing and amount of rate relief, and changes in rate design.

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For Shareholders information, contact:	For media information, contact:
Ken Kenny	Sonya Headen
(702) 876-7237	(702) 364-3411
ken.kenny@swgas.com	sonya.headen@swgas.com